EXHIBIT 99.1

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

HIRES PRESIDENT AND GENERAL MANAGER FOR OIL AND GAS OPERATIONS

Company Recruits Experienced Oil and Gas Industry Veteran

LITTLE RIVER, S.C., August 20, 2014 – Integrated Environmental Technologies, Ltd. (OTCBB: IEVM) today announced that it has hired Bradley W. Rockman to oversee its oil and gas operations. Mr. Rockman will serve as the President and General Manager of the company’s newly established Oil and Gas Division. Mr. Rockman has over 35 years of experience in the oil and gas industry with significant experience in the sale and marketing of drilling fluids to oil and gas producers. He has worked with both established and early-stage companies in both the domestic and international oil and gas markets. Mr. Rockman will be responsible for the continued development of the company’s oil and gas business and the recruitment of the personnel necessary to expand the company’s oil and gas business.

David R. LaVance, the company’s President and Chief Executive Officer, commented, “I am very excited to have Brad join the IET team. The relationships he has established in the oil and gas industry during his 35-year career will be extremely valuable to IET, as will his experience in selling and marketing drilling fluids to oil and gas producers. I look for Brad to build on the great progress that we have made in introducing Excelyte™ to customers in the Uinta Basin and to expand our sales of Excelyte to additional locations throughout the United States.”

Mr. Rockman commented, “The success that Excelyte has experienced as a hydrogen sulfide scavenger and as a biocide in the Uinta Basin indicates that there is a tremendous opportunity for Excelyte in the oil and gas industry. I believe that the ever growing need to recycle produced water and to eliminate hydrogen sulfide in oil and gas operations will drive the future demand for Excelyte. I look forward to expanding the sales of Excelyte, recruiting additional personnel to support this anticipated growth and further developing IET’s oil and gas business.”

About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd., is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc. All of the company’s products and services are marketed and sold under the umbrella brand name, EcoTreatments™. The company markets and sells its anolyte disinfecting solution under the Excelyte™ brand name, which is produced by the company’s proprietary EcaFlo™ equipment that utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting.  Excelyte solutions are EPA-registered, hard-surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in oil and gas drilling. The products can be used safely anywhere there is a need to control pathogens, bacteria, viruses, and germs.  The company’s EcaFlo equipment also produces a cleaning solution that the company sells under the Catholyte Zero™ brand name. Catholyte Zero solutions are environmentally friendly cleansers and degreasers for janitorial, sanitation and food processing uses. The company is currently focused on selling its Excelyte solutions to oil and gas production companies, healthcare facilities and agriculture and dairy farmers. To learn more, visit www.ecotreatments.com.

Forward-Looking Statements

Statements about the company's future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the company may participate; competition within the company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the company to successfully develop or acquire products and form new business relationships. Since these statements involve risks and uncertainties and are subject to change at any time, the company's actual results could differ materially from expected results.

Contacts:

Integrated Environmental Technologies

Thomas S. Gifford

tgifford@ietltd.net

Capitol Media Partners

Brad Chase

chase@capitolmediapartners.com